EXHIBIT 7

Consolidated Report of Condition of

COMPUTERSHARE TRUST COMPANY, NATIONAL ASSOCIATION

150 Royall Street, Canton, MA 02021

at the close of business December 31, 2022.

ASSETS	Dollar Amounts In Thousands

Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	3,297
Interest-bearing balances	354,504
Securities:
Held-to-maturity securities	-0-
Available-for-sale securities	-0-
Federal funds sold and securities purchased under agreements to resell:
Federal funds sold in domestic offices	-0-
Securities purchased under agreements to resell	-0-
Loans and lease financing receivables:
Loans and leases held for sale	-0-
Loans and leases, net of unearned income	-0-
LESS: Allowance for loan and lease losses	-0-
Loans and leases, net of unearned income and allowance	-0-
Trading assets	-0-
Premises and fixed assets (including capitalized leases)	7,524
Other real estate owned	-0-
Investments in unconsolidated subsidiaries and associated companies	-0-
Direct and indirect investments in real estate ventures	-0-
Intangible assets:
Goodwill	671,815
Other intangible assets	-0-
Other assets	139,364

Total assets	1,176,504

LIABILITIES
Deposits:
In domestic offices	-0-
Noninterest-bearing	-0-
Interest-bearing	-0-
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	-0-
Securities sold under agreements to repurchase	-0-
Trading liabilities	-0-
Other borrowed money: (includes mortgage indebtedness and obligations under capitalized leases)	-0-
Not applicable
Not applicable

Subordinated notes and debentures	-0-
Other liabilities	184,765

Total liabilities	184,765

EQUITY CAPITAL
Perpetual preferred stock and related surplus	0
Common stock	500
Surplus (exclude all surplus related to preferred stock)	827,224
Retained earnings	164,015
Accumulated other comprehensive income	-0-
Other equity capital components	-0-
Total bank equity capital	991,739
Noncontrolling (minority) interests in consolidated subsidiaries	-0-
Total equity capital	991,739

Total liabilities and equity capital	1,176,504

I, Robert G. Marshall, Assistant Controller of the above named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

Robert G. Marshall

Assistant Controller